Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 12, 2026, with respect to the consolidated financial statements of Sun Country Airlines Holdings, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
March 27, 2026